EXHIBIT 10.02

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is entered into as of May 1, 2009 (the “Effective Date”) between FormFactor, Inc. (the “Company”) and Dr. Igor Khandros (the “Consultant”).

WHEREAS, Consultant has retired as an employee and as Executive Chairman and member of the Board of Directors of the Company (the “Board”) as of the Effective Date and such retirement was voluntary on the part of Consultant and was not the result of a disagreement with the Company on any matters relating to the Company’s operations, policies or practices;

WHEREAS, Company desires to retain Consultant as a consultant to perform consulting services to the Company as of the Effective Date and Consultant is willing to perform such services, on terms set forth more fully below.

NOW, THEREFORE, Company and Consultant agree as follows:

1.                                       Engagement. Commencing on the Effective Date, Consultant shall become a consultant of the Company during the Consulting Period upon the terms and conditions hereinafter set forth.

2.                                       Services. During the Consulting Period, Consultant shall provide advice and counsel to the Company at such time and places and in such manner as reasonably requested from time to time from the Chairman of the Board.  Consultant understands that he is to report directly to the Chairman of the Board and will perform faithfully the duties assigned to him to the best of his abilities and in the best interests of the Company.  The terms of Consultant’s service during the Consulting Period are determined hereunder and no employee manual, policy statement or similar item issued from time to time by Company to its employees shall constitute part of this Agreement or modify, affect or govern the terms of the engagement of Consultant during the Consulting Period.

3.                                       Compensation.

(a)  During the Consulting Period, Consultant shall be paid a quarterly retainer equal to $75,000 (“Consulting Fee”).  Such Consulting Fee shall be payable in advance on the first business day of each three-month period commencing with the Effective Date.  Each payment of Consulting Fees shall be a separate payment for purposes of Section 409A of the Internal Revenue Code.  The Company will not withhold from the Consultant’s Consulting Fee any amount for taxes, social security or other payroll deductions.  The Company will issue Consultant a 1099 form with respect to Consultant’s Consulting Fee.  Consultant acknowledges that he will be entirely responsible for payment of any such taxes, and he hereby indemnifies and holds harmless the Company from any liability for any taxes, penalties or interest which may be assessed by any taxing authority.

(b)  Consultant shall be reimbursed, upon presentation of proper receipts, for Consultant’s reasonable business expenses related to travel requested by the Chairman of the Board.  Company shall also, if requested by Consultant, provide Consultant with such computer equipment and support as Consultant may need to render services hereunder.

4.                                       Use of Name. Consultant hereby consents to the use and publication, without further consideration, of his name, picture and image in training materials and other materials relating to the business of the Company, regardless of whether such use or publication is in the form of printed matter, photographs, audio tape, video tape, computer disk, electronic transmission, or otherwise. Such consent applies to both the use and publication of such items during Consultant’s engagement.

5.                                       Disclosure or Misuse of Confidential Information. Consultant shall not, at any time during the Consultant Period or thereafter, directly or indirectly, disclose, furnish or make accessible to any person, firm, corporation, or other entity, or make use of, any confidential information obtained at any time from the Company (whether prior or subsequent to the Effective Date), including, without limitation Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research product plans, products, services, customers, customer lists, markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed by the Company either directly or indirectly in writing, orally or by drawings or inspection of parts or equipment, information with respect to the name, address, contact persons or requirements of any customer, client, applicant or employee of the Company.  Consultant acknowledges that such information is safeguarded by the Company as trade secrets and it is understood that such confidential information will remain the sole property of the Company.  Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of such confidential information.  Confidential information does not include information which (i) is known to Consultant at the time of disclosure to Consultant by the Company (unless that knowledge was acquired in the course of Consultant’s previous employment with the Company), (ii) has become publicly known and made generally available through no wrongful act of Consultant, or (iii) has been rightfully received by Consultant from a third party who is authorized to make such disclosure.  Upon termination of Consultant’s services, Consultant shall deliver to the Company all copies of all records, confidential information and other property belonging to the Company or used in connection with their business which may be in Consultant’s possession.  The provisions of this section shall survive termination of either Consultant’s services or this Agreement for any reason.

6.                                       Ownership.

(a)  Assignment.  Consultant agrees that all copyrightable material, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (all collectively, “Inventions”) conceived, made or discovered by Consultant, solely or in collaboration with others, either (i) in performing duties according to this Agreement or (ii) at any time during the period of this Agreement to the extent related to the fields of semiconductor wafer test and of MEMS sockets, interconnects and switches, are the sole property of the Company.  Consultant further agrees to assign (or cause to be assigned) and does hereby assign fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.

(b)  Further Assurances.  Consultant agrees to assist Company, or its designee, at the Company’s expense, as requested by the Company and as reasonably necessary, to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto.  Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers will continue after the termination of this Agreement.

(c)  Pre-Existing Materials.  Consultant agrees that if in the course of performing services under this Agreement, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention and (ii) the Company is hereby granted and will have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention.  Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

(d)  Attorney in Fact.  Consultant agrees that if the Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company above, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

7.                                       Restrictive Covenant. In consideration and view of (i) the valuable consideration furnished to Consultant by Company entering into this Agreement, (ii) Consultant’s access to confidential information and trade secrets of the Company and (iii) the value of such confidential information and trade secrets to the Company, during the Consulting Period, for so long as Consultant is rendering services to the Company hereunder, Consultant shall not render services to any other firm, person, corporation, partnership or other entity or individual engaged in a business within the fields of semiconductor wafer test and/or MEMS sockets, interconnects or switches.  The covenants of Consultant contained in this section are in addition to, and not in amendment, modification or replacement of, any obligations of Consultant contained in any other agreement between Consultant and Company.

8.                                       Non-solicitation of Other Employees. In consideration and view of (i) the valuable consideration furnished to Consultant by Company entering into this Agreement, (ii) Consultant’s access to confidential information and trade secrets of the Company, and (iii) the value of such confidential information and trade secrets to the Company, during the Consulting Period and ending on the one (1) year anniversary following the end of the Consulting Period, Consultant shall not, directly or indirectly, solicit, induce, encourage (or assist any other person, firm, entity, business or organization in soliciting, inducing or encouraging) any employee of any of the Company to leave the employ of the Company.  The covenants of Consultant contained in this section are in addition to, and not in amendment, modification or replacement of, any obligations of Consultant contained in any other agreement between Consultant and Company.

9.                                       Non-Disparagement.  Company and Consultant agree not to disparage the other party to any individual, organization or entity.

10.                                 Injunction. In view of Consultant’s access to confidential information and trade secrets and in consideration of the value of such property to the Company, Consultant expressly acknowledges that the covenants set forth herein are reasonable and necessary in order to protect and maintain the proprietary and other legitimate business interests of the Company, and that the enforcement thereof would not prevent Consultant from earning a livelihood.  Consultant further agrees that in the event of an actual or threatened breach by Consultant of such covenants, the Company would be irreparably harmed and the full extent of injury resulting therefrom would be impossible to calculate and the Company therefore will not have an adequate remedy at law.  Accordingly, Consultant agrees that temporary and permanent injunctive relief would be appropriate remedies against such breach, without bond or security; provided, that nothing herein shall be construed as limiting any other legal or equitable remedies the Company might have.

11.                                 Independent Contractor.  It is the express intention of the parties that Consultant is an independent contractor.  Nothing in this Agreement will in any way be construed to constitute Consultant as an agent, employee or representative of the Company, but Consultant will perform the services hereunder as an independent contractor.

12.                                 Termination.

(a)  Consultant may terminate Consultant’s services during the Consulting Period at any time on written notice to the Chairman of the Board.

(b)  Company may terminate Consultant’s services during the Consulting Period at any time on written notice to Consultant.

(c)  The consulting relationship will terminate in the event of Consultant’s death or permanent and total disability.

(d)  If Consultant’s services are terminated on or after the Effective Date and prior to the one (1) year anniversary of the Effective Date (other than pursuant to Section

12(c)) (1)  by Consultant, as a result of a willful and material breach of this Agreement by Company which has not been cured by the Company within thirty (30) days after notice thereof is provided by Consultant within ninety (90) days of initial existence of such breach, or (2) by Company, other than a Termination for Cause or Termination for Nonperformance, Company shall continue to pay Consultant the Consulting Fee specified herein following Consultant’s termination of services until the earlier of (i) the one (1) year anniversary of the Effective Date, or (ii) any breach by Consultant of the provisions of Sections 5, 6, 7, 8, or 9 hereof which has resulted in material detriment to the Company .

13.                                 Waiver. Failure of any party to insist upon strict compliance with any of the terms, covenants and conditions hereof shall not be deemed a waiver or relinquishment of the right to subsequently insist upon strict compliance with such term, covenant or condition or a waiver or relinquishment of any similar right or power hereunder at any subsequent time.

14.                                 Amendment. No provision of this Agreement may be changed or waived except by an agreement in writing signed by the party against whom enforcement of any such waiver or change is sought.

15.                                 Severability. The provisions of this Agreement are severable. If any provision is found by any court of competent jurisdiction to be unreasonable and invalid, that determination shall not affect the enforceability of the other provisions. Furthermore, if any of the restrictions against various activities is found to be unreasonable and invalid, the court before which the matter is pending shall enforce the restriction to the maximum extent it deems to be valid. Such restrictions shall be considered divisible both as to time and as to geographical area, with each month being deemed a separate period of time and each one mile radius from any office being deemed a separate geographical area. The restriction shall remain effective so long as the same is not unreasonable, arbitrary or against public policy.

16.                                 Arbitration.  The parties agree that any controversy involving the construction or application of any terms, covenants or conditions of this Agreement, or any claims arising out of or relating to this Agreement or the breach thereof, with the exception of claims relating to violation of Company’s confidentiality agreement, will be submitted to and settled by final and binding arbitration, pursuant to the Federal Arbitration Act, in Alameda County, California before a single neutral arbitrator selected by the parties. The Company shall pay the cost and expenses of such arbitration.   Each side will bear its own attorneys’ fees in any such arbitration, and the arbitrator shall not have authority to award attorneys’ fees unless a statutory section at issue in the dispute authorizes the award of attorneys’ fees to the prevailing party, in which case the arbitrator has the authority to make such award as permitted by the statute in question.  Company shall be unconditionally responsible for all fees and costs of the arbitrator.

17.                                 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to its conflict of laws principles.

18.                                 Entire Agreement. This Agreement contains all of the agreements, conditions, promises and covenants between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, representations, arrangements or understandings, whether written or oral, with respect to the subject matter hereof.

19.                                 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall constitute one agreement.

20.                                 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Company (including its direct and indirect subsidiaries) and its successors and assigns. This Agreement may not be assigned by Consultant.

21.                                 Definitions.

“Consulting Period” means a one (1) year period of time commencing on the Effective Date.  The Consulting Period may be extended beyond the one (1) anniversary of the Effective Date should both parties agree to the terms and conditions for such an extension.

“Termination for Cause” shall mean termination by Company of Consultant’s services under this Agreement by Company by reason of (a) Consultant’s willful dishonesty towards, fraud upon, or deliberate injury or attempted injury to Company which has resulted in material injury to Company, or (b) violation by Consultant of the provisions of Sections 5, 6, 7, 8 or 9 hereof which has resulted in material injury to Company.

“Termination for Nonperformance” shall mean termination by Company of Consultant’s services under this Agreement by Company by reason of failure by Consultant, following written notice, to materially perform the service obligations contained in Section 2 hereof.

22.                                 Indemnification. The Company shall indemnify Consultant for all actions taken while performing services hereunder to the fullest extent permitted by Delaware law, the Certificate of Incorporation and the By-laws of the Company and by the terms of any indemnification agreement that has been or shall be entered into from time to time between the Company and Consultant, which indemnification agreement shall remain in full force and effect during and after the Consulting Period and shall cover the actions of Consultant during the Consulting Period as if he were a director or an officer during and after the Consulting Period and the Company shall continue any fiduciary liability insurance policy in effect under which Consultant is an insured party for a period of five (5) years following the Effective Date.

23.                                 Attorneys’ Fees. In the event of any litigation pertaining to this Agreement, the prevailing party shall be reimbursed by the non-prevailing party for the prevailing party’s reasonable attorney’s fees and expenses incurred in such litigation.

24.                                 Notices.  For purposes of this Agreement, notices and other communications provided for in this Agreement will be in writing and will be delivered personally or sent by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Consultant:	Dr. Igor Khandros
FormFactor, Inc.
7005 Southfront Road
Livermore, CA 94551

If to the Company:	James A. Prestridge
Chairman
Board of the Directors
FormFactor, Inc.
7005 Southfront Road
Livermore, CA 94551

or to such other address or the attention of such other person as the recipient party has previously furnished to the other party in writing in accordance with this section.  Such notices or other communications will be effective upon delivery or, if earlier, three (3) days after they have been mailed as provided above.

25.                                 No Representations. Each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

IN WITNESS WHEREOF, the parties have set their hands hereto.

FORMFACTOR, INC.		CONSULTANT

By:	/s/ JAMES A. PRESTRIDGE	/s/ DR. IGOR KHANDROS
	James A. Prestridge	Dr. Igor Khandros

Title:	Chairman of the Board of Directors